As filed with the U.S. Securities and Exchange Commission on June 8, 2022
Registration No. 333-265465

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CADRE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	3842 (Primary Standard Industrial Classification Code Number)	38-3873146 (I.R.S. Employer Identification Number)

13386 International Pkwy
Jacksonville, FL 32218
(904) 741-5400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Warren B. Kanders
13386 International Pkwy
Jacksonville, FL 32218
(904) 741-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:
Robert L. Lawrence, Esq. Kane Kessler P.C. 600 Third Avenue, 35th Floor New York, New York 10016 (212) 519- 5103	Robert W. Downes Ekaterina Roze Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
Cadre Holdings, Inc. has prepared this Amendment No. 1 to the Registration Statement (the “Registration Statement”) on Form S-1 (File No. 333-265465) solely for purposes of amending Item 13 of Part II to update certain expenses of the offering and refiling Exhibits 5.1 and 107 to the Registration Statement. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

PART II
Information Not Required in Prospectus
Item 13.   Other Expenses of Issuance and Distribution
The following is an estimate of the expenses (all of which are to be paid by us) that we may incur in connection with the securities being registered hereby.
Item	Amount to be paid
SEC registration fee	$10,376
FINRA filing fee	1,000
The New York Stock Exchange supplemental listing fee	10,000
Printing Expenses	50,000
Legal fees and expenses	270,489
Accounting fees and expenses	231,000
Transfer Agent	12,000
Miscellaneous expenses	2,000,000
Total	$2,584,865
Item 14.   Indemnification of Directors and Officers
Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Our certificate of incorporation provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Our certificate of incorporation further provides that any repeal or modification of such article by our stockholders or amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.
Our bylaws provide that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article VIII of the bylaws further provides for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.
In addition, the bylaws provide that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the certificate of incorporation or bylaws, agreement, vote of stockholders or otherwise. Furthermore, Article VIII of the bylaws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article VIII of the bylaws.
We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the certificate of incorporation and bylaws. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.
Item 15.   Recent Sales of Unregistered Securities
In the three years preceding the filing of this registration statement, we have not issued securities that were not registered under the Securities Act.
Item 16.   Exhibits and Financial Statement Schedules
Exhibit No.	Description
1.1	Form of Underwriting Agreement.#
2.1	Stock Purchase Agreement dated May 3, 2022, by and between Safariland, LLC and Cyalume Technologies Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Cadre Holdings, Inc.’s Current Report on Form 8-K filed on May 5, 2022).
3.1	Amended and Restated and Certificate of Incorporation of Cadre Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).
3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).
5.1	Opinion of Kane Kessler, P.C.
10.1	Term Loan and Security Agreement, dated as of November 17, 2020, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Guggenheim Credit Services, LLC, as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).
10.2	First Amendment to Term Loan and Security Agreement, dated March 1, 2021, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Guggenheim Credit Services, LLC, as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).
10.3	Second Amended and Restated Loan and Security Agreement, dated as of November 18, 2016, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Bank of America, N.A., as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).
10.4	Consent and First Amendment to Second Amended and Restated Loan and Security Agreement, dated May 1, 2017, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Bank of America, N.A., as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).
10.5	Second Amendment to Second Amended and Restated Loan and Security Agreement, dated June 1, 2017, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Bank of America, N.A., as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).

Exhibit No.	Description
10.6	Third Amendment to Second Amended and Restated Loan and Security Agreement, dated June 29, 2017, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Bank of America, N.A., as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).
10.7	Consent and Fourth Amendment to Second Amended and Restated Loan and Security Agreement, dated May 3, 2018, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Bank of America, N.A., as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).
10.8	Consent and Fifth Amendment to Second Amended and Restated Loan and Security Agreement, dated June 20, 2019, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Bank of America, N.A., as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).
10.9	Consent and Sixth Amendment to Second Amended and Restated Loan and Security Agreement, dated November 17, 2020, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Bank of America, N.A., as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).
10.10	Seventh Amendment to Second Amended and Restated Loan and Security Agreement, dated March 1, 2021, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Bank of America, N.A., as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).
10.11	Safariland Group Long-Term Incentive Plan (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+
10.12	Form of Award Agreement under the Safariland Group Long-Term Incentive Plan (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+
10.13	Safariland Group 2021 Phantom Restricted Share Plan (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+
10.14	Form of Award Agreement under the Safariland Group 2021 Phantom Restricted Share Plan (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+
10.15	2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+
10.16	Form of Option Agreement under the 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+
10.17	Form of Stock Award Agreement under the 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+
10.18	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).
10.19	Employment Agreement between Cadre Holdings, Inc. and Warren B. Kanders, dated as of July 9, 2021 (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+

Exhibit No.	Description
10.20	Employment Agreement between Cadre Holdings, Inc. and Brad Williams, dated as of July 9, 2021 (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+
10.21	Employment Agreement between Cadre Holdings, Inc. and Blaine Browers, dated as of July 9, 2021 (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+
10.22	Credit Agreement, dated July 23, 2021, by and among Cadre Holdings, Inc., certain of its domestic subsidiaries, as guarantors, PNC Bank, National Association, as administrative agent, and the several lenders from time to time party thereto (incorporated by reference to Exhibit 10.22 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on July 27, 2021).
10.23	Safariland Group 2021 Amended and Restated Phantom Restricted Share Plan (incorporated by reference to Exhibit 10.23 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on August 3, 2021).+
10.24	First Amendment to Credit Agreement, dated August 20, 2021, by and among Cadre Holdings, Inc., certain of its domestic subsidiaries, as guarantors, PNC Bank, National Association, as administrative agent, and the several lenders from time to time party thereto (incorporated by reference to Exhibit 10.24 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on September 13, 2021).
10.25	First Amendment to Employment Agreement between Cadre Holdings, Inc. and Warren B. Kanders, dated as of September 1, 2021 (incorporated by reference to Exhibit 10.25 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on September 13, 2021).+
10.26	First Amendment to Employment Agreement between Cadre Holdings, Inc. and Brad Williams, dated as of September 1, 2021 (incorporated by reference to Exhibit 10.26 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on September 13, 2021). +
10.27	First Amendment to Employment Agreement between Cadre Holdings, Inc. and Blaine Browers, dated as of September 1, 2021 (incorporated by reference to Exhibit 10.27 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on September 13, 2021). +
10.28	Loan Agreement, dated as of October 14, 2021, by and among Med-Eng Holdings ULC and Pacific Safety Products Inc., as borrowers, and PNC Bank Canada Branch, as lender (incorporated by reference to Exhibit 10.28 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed on October 28, 2021).
21.1	Subsidiaries of the Cadre Holdings Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).
23.1	Consent of KPMG LLP.#
23.2	Consent of Kane Kessler, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of the original filing of this Registration Statement).#
101.INS	XBRL Instance Document.#
101.SCH	XBRL Taxonomy Extension Schema Document.#
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.#
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.#
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.#
107	Calculation of Filing Fee Tables.

+
Indicates management contract or compensatory plan.

#
Previously filed.

Item 17.   Undertakings
(a)
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jacksonville, Florida, on the 8th day of June, 2022.
CADRE HOLDINGS, INC.
By: /s/ Warren B. Kanders Name: Warren B. Kanders Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Warren B. Kanders Warren B. Kanders	Chief Executive Officer (Principal Executive Officer) and Chairman	June 8, 2022
* Brad Williams	President	June 8, 2022
* Blaine Browers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 8, 2022
* Hamish Norton	Director	June 8, 2022
* Nicholas Sokolow	Director	June 8, 2022
* William Quigley	Director	June 8, 2022
* Deborah A. DeCotis	Director	June 8, 2022
*By: Warren B. Kanders Warren B. Kanders Attorney-in-Fact